Exhibit 2.5

To: Processing Page 2 of 15	2015-02-11 19:49:21 (GMT)	12482320499 From: Barry J. Miller

State of Delaware Secretary of State Division of Corporations Delivered 02:52 PM 02/11/2015 FILED 02:52 PM 02/11/2015 SRV 150185276 – 4471633 FILE

METROSPACES, INC.

CERTIFICATE OF DESIGNATIONS
OF
SERIES B PIK CONVERTIBLE PREFERRED STOCK

pursuant to Section 151(g) of the
General Corporation Law of the Stale of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on February 10, 2015, by the unanimous written consent of the directors of METROSPACES, INC., a Delaware corporation (the “Corporation”), and that said resolution applies to 2,000,000 shares of the 10,000,000 shares of the authorized preferred stock, par value $0.000001 per share, of the Corporation:

RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation (the “Board of Directors”) by the Corporation’s Certificate of Incorporation, as amended, the issuance of a series of preferred stock, par value $0.00001 per share, of the Corporation; and that the President of the Corporation be, and he hereby is, authorized and directed to execute and flie with the Secretary of State of the State of Delaware a Certificate of Designations fixing the designations, powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Corporation’s preferred stock) as follows:

1.	Number of shares Designation; Stated Value. a total of 2,000,000 shares of preferred stock, par value $0.00001 per share, of the Corporation is hereby designated as Series B PIK Convertible Preferred Stock (the “Series B Stock”).

2.	Rank. Series B Stock shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation, rank:

(a)	Senior and prior to the common stock, par value $0.00001 per share, of the Corporation (the “Common Stock”). The Common Stock and any other shares of the Corporation’s Capital Stock, which are junior in the Series B Stock with respect to the payment of dividends and with respect to redemption, payment and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Junior Stock.”

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(b)	Junior to any series of preferred stock which may in the future is issued by the Corporation. Any shares of the Corporation’s Capital Stock which are senior to the Series B Stock with respect to the payment of dividends and with respect to redemption, payment and rights upon liquidation dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Senior Stock.”

3.	Dividends. The Holders of shares of Series B Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends at the quarterly rate of $.021875 per share and no more. Dividends on shares of Series B Stock shall be fully cumulative, accruing, without interest, from the date of original issuance of Series B Stock through the date of redemption or conversion thereof, and to the extent so declared by the Board of Directors shall be payable in arrears on March 31, June 30, September 30 and December 31 of each year, except that if such date is not a Business Day, the dividend shall be payable on the first immediately succeeding Business Day (each such date being hereinafter referred to as a “Dividend Payment Date”). Until December 31, 2019 (the “PIK Termination Date”), dividends on shares of Series B Stock shall be paid, at the Corporation’s option, (a) in fully paid and nonassessable shares of Common Stock (such dividends paid in such form being herein called “PIK Dividends”) or (b) in cash only out of funds legally available therefor. PIK Dividends shall be paid by issuing additional fully paid and nonassessable shares of Series B Stock at the rate of 0.00021875 of a share of Series B Stock for each $1.00 not paid in cash and shall for all purposes be deemed to have been issued on the respective dates on which cash dividends, if declared, would have been payable, notwithstanding any later date on which certificates representing PIK Dividends shall have been issued.

The Board of Directors may, without the vote or consent of the Holders, amend this Certificate of Designations to provide that the PIK Termination Date shall be December 31 in a year after 2019, provided that such amendment shall increase the number of shares of preferred stock designated Series B PIK Convertible Preferred Stock such that there shall be a number of such shares available to pay PIK Dividends through the PIK Termination Date set forth in such amended certificate of designations in the event that no cash dividends are paid on the Series B PIK Convertible Preferred Stock through such Termination Date.

Each dividend shall be paid to the Holders of record as they appear on the stock register of the Corporation on the record date, which shall be not less than 10 nor more than 30 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends payable on each Dividend Payment Date with respect to shares that have been issued for less than a fall calendar quarter shall be computed on the basis of a 360-day year of twelve 30-day months and rounded up to the nearest cent. Dividends on account of arrearages for any past Dividend Payment Date may be declared and paid at any time without reference to any scheduled Dividend Payment Date, to Holders of record on such date, not exceeding 30 days preceding the payment date thereof, as may be fixed by the Board of Directors. Dividends shall accrue regardless of whether the Corporation has earnings, whether there are funds legally available therefor and/or whether declared. No interest shall be payable with respect to any dividend payment that may be in arrears. Holders of shares of Series B Stock called for redemption between the close of business on a dividend payment record date and the close of business on the corresponding dividend payment date shall, in lieu of receiving such dividend on the Dividend Payment Date fixed therefor, receive such dividend payment on the date fixed for redemption together with all other accrued and unpaid dividends to the date fixed for redemption. The Holders shall not be entitled to any dividends other than the dividends provided for in this Section 3.

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4.	Liquidation. (a) The liquidation value of each share of Series B Stock, in case of the voluntary or involuntary liquidation, dissolution or winding-tip of the affairs of the Corporation shall be an amount equal to S1.00, subject to adjustment in the event of a stock split, stock dividend or similar event applicable to Series B Stock (the “Liquidation Value”), plus an amount equal to the value of dividends accrued and unpaid thereon (which shall be determined as if the Corporation had elected to pay such dividends in cash, notwithstanding that the Corporation had elected to pay them in the form of PIK Dividends), whether or not declared, to the payment date.

(b)	In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation (a ‘‘Liquidation Event”), the Holders (i) shall not be entitled to receive the Liquidation Value of the shares held by them until the liquidation value of all Senior Stock shall have been paid in full and (ii) shall be entitled to receive the full Liquidation Value of the shares of the Series B Stock held by them in preference to and in priority over any distributions upon the Junior Stock. Upon payment in full of the Liquidation Value to which the Holders are entitled, the Holders will, not be entitled to any further participation in any distribution of assets of or by the Corporation.

(c)	The Corporation shall, no later than the date on which a Liquidation Event occurs or is publicly announced, give to each Holder at his address as it appears in the records of the Corporation written notice of any Liquidation Event, stating the payment date or dates when and the place Or places where the amounts distributable in such circumstances shall be payable.

(d)	Whenever the distribution provided for in this Section 4 shall be payable in securities or property other than cash, the value of such distribution shall he the fair market value of such securities or other property as determined in good faith by the Board of Directors.

5.	Optional Redemption. (a) After December 31, 2017, shares of Series B Stock will be redeemable at the option of the Corporation, in whole or in part (an “Optional Redemption”), from and after the time that the closing price of the Common Stock on each Trading Day occurring during any period of twenty (20) consecutive Trading Days equals or exceeds $0.0014 (subject to adjustment for stock splits, stock dividends and similar events). The redemption price will be payable in cash and equal to the Liquidation Value, together with an amount equal to the value of the dividends accrued and unpaid thereon (which shall be determined as if the Corporation had elected to pay such dividends in cash, notwithstanding that the Corporation had elected to pay them in the form of PIK Dividends), whether or not earned or declared or whether funds are legally available for the payment thereof, through the Optional Redemption Date (the “Optional Redemption Price”). The aggregate payment to each Holder to be redeemed shall be rounded up to the nearest cent.

(b)	The Corporation shall give notice of an Optional Redemption (an “Optional Redemption Notice”) to each Holder at his registered address not less than 30 days prior to the date fixed in such notice for the Optional Redemption (the “Optional Redemption Date”), An Optional Redemption Notice shall state (i) that the Corporation has elected to redeem all or a portion of the outstanding shares of Series B Stock, as specified in such notice, (ii) the Optional Redemption Price, (iii) the Optional Redemption Date, (iv) that unless the Corporation defaults in the payment of the Optional Redemption Price, all shares of Series B Stock called for redemption shall cease to accrue dividends after the Optional Redemption Date and shall cease to be outstanding after such date, and (v) any other information required by applicable law to be included therein. An Optional Redemption Notice, once given by the Corporation, shall be irrevocable. On or after the Optional Redemption Date, (i) each Holder shall deliver the certificate or certificates representing such Holder’s shares of Series B Stock to be redeemed to the Corporation at the place specified in the Optional Redemption Notice and (ii) immediately upon such delivery, the Corporation shall deliver the Optional Redemption Price for such shares of Series B Stock to such Holder. If less than all of a Holder’s shares of Series B Stock represented by any such certificate are redeemed, a new certificate shall be issued to such Holder representing such Holder’s unredeemed shares of Series B Stock.

(c)	If an Optional Redemption Notice has been given pursuant to this Section 5 and if, on or before the Optional Redemption Date, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of shares of Series B Stock so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, dividends shall cease to accrue on the Optional Redemption Date on shares of Series B Stock to be redeemed, and at the close of business on the Optional Redemption Date, the Holders of such shares shall cease to be stockholders with respect to those shares, shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect thereto, except the right to receive the Optional Redemption Price upon surrender of their certificates, and the shares evidenced thereby shall no longer be outstanding. Any moneys so set aside by the Corporation and unclaimed at the end of two (2) years from the redemption date shall revert to the Corporation, after which reversion the Holders of such shares so called for redemption shall look only to the Corporation for the payment of the redemption price. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

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(d)	If an Optional Redemption Notice has been given pursuant to this Section 5, and any Holder shall, prior to the close of business on the Optional Redemption Date, give written notice to the Corporation pursuant to Section 6 below of the conversion of any or all of the shares to be redeemed held by the Holder, such redemption shall not become effective as to such shares to be converted and such conversion shall become effective as provided in Section 6 below, whereupon any funds deposited by the Corporation, or on its behalf, with a payment agent or set aside by the Corporation, separate and apart from its other funds, in trust for the redemption of such shares shall (subject to any right of the holder of such shares to receive the dividend payable thereon as provided in Section 6) immediately upon such conversion be returned to the Corporation or, if then held in trust by the Corporation, shall be discharged front the trust.

(c)	In every case of redemption of less than all of the outstanding shares of Series B Stock pursuant to this Section 5, shares of Series B Stock to be redeemed shall be selected pro rata on the basis of the number of shares of Series B Stock owned by each Holder as of the date on which the Optional Redemption Notice is given to the Holders, provided that only whole shares shall be selected for redemption.

6.	Conversion.

(d)	Each Holder shall have the right, at any time and from time to time after December 31, 2017, to convert all or any portion of the shares of Series B Stock held by him into shares of Common Stock, such that each share of Series B Stock that such Holder elects so to convert shall be converted into a number of shares of Common Stock determined by dividing the Liquidation Value by the Conversion Price.

(b)	As promptly as practicable after the surrender (as herein provided) of shares of Series B Preferred Stock for conversion, the Corporation shall deliver or cause to be delivered to or upon the written order of the Holder, certificates representing the number of fully paid and nonassessable shares of Common Stock into which the shares of Series B Preferred Stock shall have been converted. Subject to the following provisions of this Subsection (b) such conversion shall be deemed to have been made at the close of business on the date on which such shares of Series B Preferred Stock shall have been surrendered for conversion as provided in Subsection (a) of this Section 6 (the “Conversion Date”), and the rights of the Holder with respect to his shares of Series B Preferred Stock as such (to the extent that shares thereof are converted) shall cease at such time and the person or persons entitled to receive shares of Common Stock upon conversion of the shares of Series B Preferred Stock shall be treated tor all purposes as having become the record holder or holders of such shares of Common Stock at such time: provided, however, that no such surrender on any date when the stock transfer books of the Corporation shall be closed shall be effective to constitute the person or persons entitled to receive shares of Common Stock upon such conversion as the record holder or holders of such shares of Common Stock on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open or the Corporation is required to convert the shares of Series B Preferred Stock. The Corporation will, at the time of any partial conversion of the shares of Series B Preferred Stock, upon request of the Holder, acknowledge in writing its continuing obligation to the Holder in respect of any rights to which he shall continue to be entitled under the shares of Series B Preferred Stock as in effect after such conversion, provided that, the failure of the Holder to make any such request shall not affect the continuing obligation of the Corporation to the Holder in respect of such rights.

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If the day on which conversion rights are exercised shall not be a business day at the palace where notice of conversion is to be given, then such conversion rights will be deemed to be exercised on the next succeeding day which is a Business Day in such place.

No adjustment in respect of dividends shall be made upon conversion of the shares of Series B Preferred Stock. The Corporation stall pay all unpaid dividends on the shares of Series B Preferred Stock so converted which has accrued to (but not including) the date upon which such conversion is deemed to have been effected in accordance with this Subsection (b).

(c)	The Conversion Price for the conversion of shares of Series B Preferred Stock into shares of Common Stock shall be $0.000135.

(d)	The Conversion Price shall be subject to adjustment as follows, provided that the Conversion Price shall never be less than the par value of the Common Stock;

(i)	In case the Corporation shall (A) pay a stock dividend or make a distribution in shares of its capital stock (whether shares of its Common Stock or of capital stock of any other class), (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its shares of Common Stock any shares of capital stock of the Corporation, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of shares of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive an equivalent number of shares of the Common Stock or capital stock of any other class which it would have owned immediately following such action had the shares of Series B Preferred Stock been converted immediately prior thereto. Any adjustment made pursuant to this Subsection (i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

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(ii)	In case the Corporation shall issue rights, warrants or options entitling the recipients thereof to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share less than the Conversion Price for the shares of Series B Preferred Stock then in effect, the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect for immediately prior to the date of issuance of such rights, warrants or options by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, warrants or options (immediately prior to such issuance), plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase (or the aggregate conversion price of the convertible securities so offered to subscription or purchase) would purchase at the Conversion Price then in effect, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, warrants or options (immediately prior to such issuance) plus the number of additional shares of Common Stock so offered for subscription or purchase (or into which the convertible securities so offered for subscription or purchase are convertible). Such adjustment shall be made successively whenever any such rights, warrants or options are issued. In determining whether any rights, warrants or options entitle the holder of the shares of Series B Preferred Stock to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at less than the Conversion Price them in effect and in determining the aggregate offering price of such shares of Common Stock (or conversion price of such convertible securities), there shall be taken into account any consideration received by the Corporation for such rights, warrants or options (and for such convertible securities), the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors of the Corporation (which determination shall be conclusive). If at the end of the period during which such warrants, rights or options are exercisable not all of such warrants, rights or options shall have been exercised the adjusted Conversion Trice shall be immediately readjusted to the Conversion Price which would have been in effect based on the number of additional shares of Common Stock actually issued (or the number of shares of Common Stock actually issuable) upon conversion of the convertible securities.

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(iii)	In case the Corporation shall distribute to all holders of its outstanding Common Stock any shares of capital stock (other than Common Stock), evidences of its indebtedness or assets (including securities and cash, but excluding any cash dividend paid out of current or retained earnings of the Corporation and dividends or distributions payable in stock for which adjustment is made pursuant to Subsection (i) of this Section 6(d) or rights, warrants or options to subscribe for or purchase securities of the Corporation (excluding those referred to in Subsection (ii) of this Section 6(d) then in each such case, the Conversion Price shall be adjusted so that it shall be equal to the price determined by multiplying the Conversion Price in effect immediately prior to the record date of such distribution by a fraction of which the numerator shall be the Conversion Price for such shares of Series B Preferred Stock then in effect less the fair market value on such record date (as determined in good faith by the Board of Directors of the Corporation, which determination shall be conclusive) of the portion of the capital stock or the evidences of indebtedness or the assets so distributed to the holder of one share of Common Stock or of such subscription rights, warrants or options applicable to one share of Common Stock and of which the denominator shall be the Conversion Price then in effect. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution. If at the end of the period during which warrants, rights or options described in this Subsection (iii) are exercisable not all such warrants, rights or options shall have been exercised, the adjusted Conversion Price shall be immediately readjusted to what it would have been based on the number of warrants, rights or options actually exercised.

(iv)	Notwithstanding anything in subsection (ii) or (iii) of this Section 6(d) to the contrary, with respect to any rights, warrants or options covered by Subsection (ii) or (iii) of this Section 6(d), if such rights, warrants or options are exercisable only upon the occurrence of specified events, then for purposes of this Section 6(d), such rights, warrants or options shall not be deemed issued or distributed, and any adjustment to the Conversion Price required by subsection (ii) or (iii) of this Section 6(d) shall not be made until such events occur and such rights, warrants or options become exercisable.

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(v)	In case the Corporation shall issue shares of its Common Stock (excluding those rights, warrants, options shares of capital stock or evidences of its indebtedness or assets referred to in subsection (ii) or (iii) of this Section 6(d)) at a net price per share less than the Conversion Price on the date that the Corporation fixes the offering price of such additional shares, the Conversion Price shall be reduced immediately thereafter so that it shall equal the price determined by multiplying such Conversion Price in effect immediately prior thereto by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the Conversion Price then in effect and the denominator shall be the number of shares of Common Stock that would be outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made. This Subsection (v) shall not apply to Common Stock issued issued to any employee, officer or director of the Corporation under a bona fide employee or director benefit plan adopted by the Corporation and approved by the stockholders of the Corporation.

(vi)	No adjustment in the Conversion Price of the shares of Series B Preferred Stock shall be required to be made unless such adjustment would require an increase or decrease of at least one percent (1%) in such price; provided, however, that any adjustments which by reason of this Subsection (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6(d) shall be made to the nearest one hundredth (1/100) of one cent.

(vii)	Whenever the Conversion Price is adjusted as provided in this Section 6, the Corporation will promptly mail to the Holders a certificate of the Corporation’s Treasurer or Chief Financial Officer setting forth the Conversion Price as so adjusted and a brief statement of facts accounting for such adjustment.

(viii)	Irrespective of any adjustment or change in the Conversion Price and the number of shares of Common Stock actually issuable upon conversion of shares of Series B Preferred Stock, shares of Series B Preferred Stock thereafter issued in replacement of shares of Series B Preferred Stock surrendered upon the partial conversion of such shares of Series B Preferred Stock or as PIK Dividends may continue to express the Conversion Price thereunder as the Conversion Price set forth in the certificates representing shares of Series B Preferred Stock when initially issued.

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(e)	If the Corporation shall at any time consolidate or merge with or into another corporation, (i) the Corporation shall give at least five (5) days’ prior written notice to the Holder of such consolidation or merger and the terms thereof and (ii) the holder of shares of Series B Preferred Stock shall thereafter he entitled to receive, upon the conversion thereof, the securities or property to which a holder of the number of shares of Common Stock then deliverable upon the conversion thereof would have been entitled upon such consolidation or merger. The Corporation shall take such steps in connection with such consolidation or merger as may be necessary to assure such Holder that the provisions of this Certificate of Designations shall thereafter be applicable, as nearly as reasonably may be in relation to any securities or property thereafter deliverable upon the conversion of the shares of Series B Preferred Stock, including, but not limited to, obtaining a written acknowledgement from the continuing corporation or other appropriate corporation of its obligation to issue such securities or property upon such conversion. The sale of all or substantially all of the assets of the Corporation shall be deemed a consolidation or merger for the foregoing purposes.

(f)	The issuance of certificates for shares of Common Stock upon the conversion of shares of Series B Preferred Stock shall be made without charge to the Holder for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holder of the shares of Series B Preferred Stock; provided however that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(g)	No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of Series B Stock nor shall any payment shall be made for any fractional shares of Common Stock, but in lieu thereof, each such fractional share shall be rounded up to the next full share. If more than one share of Series B Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares that shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Stock so surrendered.

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(h)	The written determination of the Board of Director’s shall be conclusive as to the correctness of any computation made under this Section 6 in the absence of manifest error.

(i)	If in any case a state of facts occurs wherein in the opinion of the Board of Directors the other provisions of this Section 6 are not strictly applicable, or, if strictly applicable, would not fairly protect the rights of the Holders in the event of conversion in accordance with the essential intent and principles of such provisions, the Board of Directors may make an adjustment in accordance with such essential intent and principles so as to protect such rights, which adjustment shall be final.

(j)	The Corporation shall pay any and all taxes that may be payable upon conversion of the Series 8 Stock, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in winch the shares of Series B Stock so converted were registered and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation, that such tax has been paid.

(k)	A notice of the election by a Holder to convert any or all of his shares into Common Stock shall be addressed to the Corporation and shall be in the following form:

The undersigned hereby elects to convert_______(______) shares of Series B PIK Convertible Preferred Stock of Metrospaces, Inc. (the “Preferred Stock”) represented by stock certificate No(s)._____________, into shares of its common stock according to the terms and conditions of the Certificate of Designations relating to the Preferred Stock, as of the date written below.

Such notice shall also set forth the name and address of such Holder and such state and federal tax information as the Corporation or its transfer agent are required by law or regulation to obtain and shall be signed and dated by him.

7.	Status of shares. All shares of Series B Stock that are at any time redeemed or converted pursuant to Section 5 or 6 and all shares of Series B Stock that are otherwise reacquired by the Corporation and subsequently canceled by the Board of Directors, shall not be subject to reissuance as shares of Series B Stock, but shall be restored to the status of authorized but undesignated shares of preferred stock.

8.	Voting. The Holders shall have the following voting rights and no others:

(a)	Each Holder of shares of Series B Stock shall have the right to cast at a meeting of stockholders or by consent a number of votes, rounded up to the next full vote, equal to the product of the sum of (A)(i) number of votes that could so be cast by the holders of all of the them outstanding shares of Common Stock and (ii) the number of votes that could thereat or thereby so be cast by the holders of any other class or series of the Corporation’s capital stock (except by the holders of shares of Series B Stock) and (B) a fraction, the numerator of which shall be the number of shares of Series B Stock held by him and the denominator of which shall be the number of shares of Series B Stock held by all of the holders of Series B Stock, upon each question or matter in respect of which the holders of Common Stock and/or such class or series are entitled to vote and shall vote upon such question or matter, together with the holders of Common Stock and/or any other such class or series, as a single class at meetings of stockholders or by consent; provided, however, that the Holders may not vote on any question or matter on which the holders of such class or series are entitled by the GCL to vote separately as a class or series, but may vote on such question or matter to the extent it is presented for the consideration of any other class or series together with the classes or series entitled to vote thereon in the manner provided above.

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(b)	The Holders shall have the right, voting separately as a class, to cast one vote for each share of Series B Stock held by them on any question or matter (i) on which they are entitled by the GCL to vote separately as a series, irrespective of whether they also entitled are entitled to vote on such question or matter pursuant to Subsection (a) of this section 8. (ii) which, if approved, would result in the simultaneous existence of more than one class or series of the Corporation’s common stock, (iii) the liquidation of the Corporation, or. (iv) a reclassification of the Common Stock or a consolidation of the Corporation with, or merger of the Corporation with, any other corporation, other than the merger of a wholly owned subsidiary of the Corporation with and into the Corporation.

9.	Restrictions and Limitations. So long as any shares of Series B Stock remain outstanding, the Corporation, shall not. without the vote or written consent by the Holders of a majority of the outstanding shares of Series B Stock, voting together as a single class:

(a)	redeem, purchase or otherwise acquire for value (for pay into or set aside for a sinking or other analogous fund for such purpose) any share or shares of Series B Stock, except for (i) a transaction in which all outstanding shares of Series B Stock are concurrently purchased or otherwise acquired other than by redemption, (ii) conversion into or exchange for Junior Stock or (iii) redemption as a whole or in part in accordance with Section 5;

(b)	redeem, purchase or otherwise acquire (or pay into or set aside for a sinking or other analogous fund for such purpose) any shares of Junior Stock except by conversion into or exchange for other Junior Stock; or

(c)	except as provided in the second paragraph of Section 3, alter, modify or amend the terms, of the Series B Stock in any way, provided that no such alteration, modification or amendment applicable to less than all of the shares of Series B Stock then outstanding shall be made without the vote or written consent of the all of the Holders voting together as a single class.

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10.	Certain Definitions. As used in this Certificate of Designations, the following terms shall have the following respective meanings:

“Business Day” shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in Miami, Florida.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalent of or interests in the common stock or preferred stock of such person or entity, including, without limitation, partnership and membership interests.

“GCL” means the General Corporation Law of the State of Delaware.

“Holder” means any holder of shares of Series B Stock, all of such holders together being the “Holders.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its Senior Vice President, thereunto duly authorized this tenth day of February 2015.

METROSPACES, INC.

By: /s/ Oscar Brito

Oscar Brito

Senior Vice-President

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